Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
8% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

SUN RIVER ENERGY, INC.

It is hereby certified that:

I.           The name of the company (hereinafter called the "Company") is Sun River Energy, Inc., a Colorado corporation.

II.           Pursuant to authority conferred on the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company (collectively, the “Articles of Incorporation”) and pursuant to the provisions of the Colorado Business Corporation Act, the Board of Directors duly adopted a resolution effective as of December 20, 2010 providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of one million two hundred fifty thousand (1,250,000) shares of the Company’s Preferred Stock, which resolution is as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation, the Board hereby provides for the issue of a series of Preferred Stock, par value $.01 per share, to be designated the 8% Series A Cumulative Convertible Preferred Stock, consisting of one million two hundred fifty thousand (1,250,000) shares, and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Company, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Colorado a Certificate of Designation of the 8% Series A Cumulative Convertible Preferred Stock of the Company (the "Certificate of Designation"), as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

The powers, preferences, privileges, rights, qualifications, limitations, restrictions and designation of the Company’s 8% Series A Cumulative Convertible Preferred Stock shall be as follows:

A.           Designation and Number.  This series shall be designated as 8% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), with a par value of $.01 per share, and the number of shares constituting the series shall be one million two hundred fifty thousand (1,250,000), to be issued as whole shares only, and not in fractional shares.

B.           Rank. The Series A Preferred Stock shall rank (i) prior to the Company's common stock, par value $.0001 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created that does not, by its terms, rank senior to or pari passu with the Series A Preferred Stock (each security described in (i) through (ii), a "Junior Security" and collectively, the "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Company hereafter created that, by its terms, ranks on parity with the Series A Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks senior to the Series A Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and payment of dividends on shares of equity securities. For purposes of this Certificate of Designation, "Issuance Date" means, with respect to any share of the Company's capital stock, the date such share was originally issued by the Company regardless of the number of transfers of such share recorded on the stock records maintained by or for the Company and regardless of the number of certificates that may be issued to evidence such share.

C.           Stated Value. The stated value of the Series A Preferred Stock shall be Twenty Dollars ($20.00) per share (the "Stated Value").

D.           Cumulative Preferred Dividends.

1.           Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series A Preferred Stock (each a "Holder" and collectively, the "Holders") shall be entitled to receive cash dividends payable on the Stated Value of the Series A Preferred Stock at a rate of 8% per annum, which shall be cumulative and accrue, whether or not declared, daily from the Issuance Date, and shall be due and payable on the last day of July, October, January and April of each year (each, a “Dividend Date”).  Such dividends shall accrue whether or not declared, and the accumulation of unpaid dividends shall bear interest at a rate of 8% per annum.  If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.

2.           Dividends shall be payable to holders of record, as they appear on the stock books of the Company on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the Dividend Dates for such dividends.  If the dividend on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other Junior Security. When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any other Pari Passu Security, all dividends declared upon this series and any other Pari Passu Security shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other Pari Passu Security shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other Pari Passu Security bear to each other.

E.           Voting Rights.  The Holders of the Series A Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Colorado.  If the Holders of the Series A Preferred Stock are entitled to voting rights under the laws of the State of Colorado, each such Holder shall have one (1) vote for each share of Series A Preferred Stock held.

F.           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each of which is hereinafter referred to as a "Liquidation Event"), and before any distribution shall be made to the holders of any shares of any Junior Security of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount per share equal to the Stated Value of the Series A Preferred Stock plus the aggregate amount of accumulated but unpaid dividends on each share of Series A Preferred Stock.  If, upon a Liquidation Event, the assets of the Company, or proceeds thereof, to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment in full to such Holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the Company's shareholders shall be distributed to the holders of the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  Prior to the Liquidation Event, the Company shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock but only to the extent of funds of the Company legally available for the payment of dividends. For the purpose of this Section, a consolidation or merger of the Company with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a Liquidation Event.

G.           Conversion Rights.  The holders of Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

1.           Optional Conversion. Each share of Series A Preferred Stock shall be convertible at the option of the Holder into ten (10) shares of Common Stock (the “Conversion Rate”). A Holder may effect a conversion under this Section at any lime after the Issuance Date of the Series A Preferred Stock.  The Conversion Rate is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner herein after set forth in this Section G.

2.           Forced Conversion.  If, after the Issuance Date, the Market Price for the Common Stock for any forty-five (45) consecutive Trading Days (the “Threshold Period”) exceeds $4.00 (subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions of the Common Stock that occur after the date hereof), the Company may, at any time after the fifth (5th) Trading Day after the end of any such Threshold Period deliver a notice to the Holder (a "Forced Conversion Notice" and the date such notice is delivered to the Holder, the "Forced Conversion Notice Date") to cause the Holder to immediately convert all and not less than all of the Stated Value of the shares of Series A Preferred Stock held by such Holder plus accumulated and unpaid dividends at the then-current Conversion Rate (a "Forced Conversion").  The “Market Price” of the Common Stock shall be the closing price of the Common Stock on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average closing price of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors.  A “Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded.  Upon delivery of the Forced Conversion Notice, the Company shall as promptly as possible deliver to each Holder a form of letter of transmittal by which each Holder shall exchange such Holder’s Series A Preferred Stock for shares of Common Stock.  Notwithstanding such exchange, from and after the Forced Conversion Notice Date, each Holder of Series A Preferred Stock shall be deemed for all purposes to hold the shares of Common Stock into which such Series A Preferred Stock shall be converted.

3.           Conversion Procedures.

(a)           In order to convert any share of Series A Preferred Stock, into shares of Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed to the Company or in blank, to the Company at its principal office or at the office of the transfer agent maintained for such purposes, (ii) give written notice to the Company at such office that such Holder elects to convert such shares of Series A Preferred Stock, in the same form as Exhibit I (the "Conversion Notice") and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Each conversion shall be deemed to have been effected at the close of business on the date on which the Company or such transfer agent shall have received such surrendered Series A Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date (the "Conversion Date"). No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the conversion of the Series A Preferred Stock.

(b)           Upon receipt by the Company of copy of a properly completed Conversion Notice in the form as set forth in Exhibit I, (i) the Company shall as soon as practicable send, via email or facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Company's transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein, and (ii) the Company or its designated transfer agent, as applicable, shall (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the transfer agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of shares of Series A Preferred Stock represented by the Series A Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable after receipt of the Series Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Series A Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(c)           Notwithstanding anything in this Certificate of Designation to the contrary, the Company shall not be liable to the Holder for damages of any kind for any delay in the delivery of the shares of Common Stock upon conversion of the Series A Preferred stock, if such delay is due to causes that are beyond the reasonable control of the Company, including, but not limited to, acts of God, acts of civil or military authority, fire, flood, earthquake, hurricane, riot, war, terrorism, sabotage and/or governmental action.

4. Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Conversion Rate in effect immediately before that subdivision for the Series A Preferred Stock shall be proportionately increased.  Conversely, if the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Conversion Rate in effect immediately before the combination for the Series A Preferred Stock shall be proportionately decreased.  Any adjustment under this Section G.4. shall become effective at the close of business on the date the subdivision or combination becomes effective.

5. Adjustment for Common Stock Dividends and Distributions.  If the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Rate then in effect shall be proportionately adjusted; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this Section G.5. to reflect the actual payment of such dividend or distribution.

6. Adjustment for Recapitalization, Reclassification, Exchange or Substitution.  If at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision, combination, stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in Section G.), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7. Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Issuance Date, there is a capital reorganization of the Common Stock (other than a subdivision, combination, stock dividend, recapitalization, reclassification, exchange or substitution of shares provided for elsewhere in Section G.), as a part of such capital reorganization, provision shall be made so that each holder of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of its Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such capital reorganization would have been entitled to receive upon such capital reorganization, all subject to further adjustment with respect to such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of Section G. with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of Section G. (including the adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

8. Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Rate for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the stock records of the Company.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.
9. Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s Market Value on the date of conversion.

10. Reservation of Common Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

11. Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

H.           General Provisions.

1. Registration of Transfer. The Company shall keep at its principal office or at the office of the transfer agent maintained for such purposes a register for the registration of the Series A Preferred Stock.  Subject to applicable federal and state securities law restrictions, upon the surrender of any certificate representing Series A Preferred Stock at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

2. Replacement.  Upon receipt of an affidavit of the registered holder or other evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender of such certificate, the Company shall (at the Holder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

3. No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

4. Notice.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices to shareholders shall be addressed to each holder of record at the address of such holder appearing on the stock records of the Company.

7.           Amendment of Certificate of Designation.  To the extent permitted by applicable law, the Board shall have the right by subsequent amendment of this resolution, from time to time, to increase or decrease the number of shares which constitute the Series A Preferred Stock (but not below the number of shares then outstanding).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock to be signed in its name and on its behalf by its President and Chief Executive Officer of the Company and attested to by its Secretary to be effective as of December ___, 2010; and its President and Chief Executive Officer acknowledges that this Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock is the act of the Company, and he further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief and that this statement is made under penalties of perjury.

SUN RIVER ENERGY, INC. By: /s/ Donal R. Schmidt, Jr. Name:Donal R. Schmidt, Jr. Title:President and Chief Executive Officer
Attest: By: /s/ Stuart J. Newsome Name:Stuart J. Newsome Title:Secretary

EXHIBIT I

Sun River Energy, Inc.

FORM OF CONVERSION NOTICE

Reference is made to the Certificate of Designation of the 8% Series A Cumulative Convertible Preferred Stock of Sun River Energy, Inc. (the "Certificate of Designation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of 8% Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of Sun River Energy, Inc., a Colorado corporation (the "Company"), indicated below, together with accumulated but unpaid dividends thereon, into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Stock specified below:

Number of shares of Series A Preferred Stock owned prior to conversion: _____________________________________

Number of shares of Series A Preferred Stock to be converted: _____________________________________________

CONVERSION NOTICE SIGNATURE PAGE FOR INDIVIDUALS

Please ensure all pages have been completed.

IN WITNESS WHEREOF, the undersigned has caused this Conversion Notice to be executed as of the ____ day of ___________________, 20__.

(Signature of Shareholder)	(Signature of Spouse or Joint Owner, If Any)

(Print Name of Shareholder)	(Print Name of Spouse or Joint Owner, If Any)

(Address)	(Address)

( )	( )
(Telephone Number)	(Telephone Number)

(E-mail address)	(E-mail address)

(Social Security Number)	(Social Security Number)

(Date)	(Date)

Note:  Conversion Notice must be signed reflecting the same ownership in which the shares of Series A Preferred Stock is held.

CONVERSION NOTICE SIGNATURE PAGE FOR CORPORATIONS, TRUSTS, PARTNERSHIPS OR RETIREMENT PLANS

Please confirm all pages have been completed.

IN WITNESS WHEREOF, the undersigned has caused this Conversion Notice to be executed as of the ____ day of ___________________, 20__.

(Print Name of Shareholder)

By:
(Signature of Authorized Person)

(Print Name of Authorized Person)

(Title of Authorized Person)

(Address)

(Telephone Number)

(E-mail address)

(Federal Employer Identification Number
or Other Tax Identification Number)